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                     AGREEMENT, PLAN AND ARTICLES OF MERGER

      THIS AGREEMENT, PLAN AND ARTICLES OF MERGER dated January 26, 2001 by and between CDX.Com, INCORPORATED ("CDXX"), a Colorado Corporation, having its principal place of business located at 355 Interstate Boulevard Sarasota, Florida 34240; PENSAT INTERNATIONAL COMMUNICATIONS, INC. ("PICI"), a Delaware Corporation, and PENSAT, INC. ("PENSAT"), a Nevada Corporation such corporations each having their principal place of business located at 4200 Wisconsin Avenue, NW Suite 400 Washington, DC 20016; the latter two corporations collectively being referred to as the "Constituent Corporations",

                                   WITNESSETH:

      WHEREAS, CDXX is a corporation duly organized and existing under the laws of the State of Colorado, having been incorporated on July 12, 1978 and having an authorized capital stock including certain shares of common stock (the "CDXX Common Stock"), and

      WHEREAS, PICI is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on March 27, 1997, and having an authorized capital stock including certain shares of common stock, (the "PICI Common Stock"); and

      WHEREAS, PENSAT is a corporation duly organized and existing under the laws of the State of Nevada, having been incorporated on January 26, 2001, and having an authorized capital stock including certain shares of common stock, (the "PENSAT Common Stock"); and

      WHEREAS, the respective boards of directors of CDXX, PICI and PENSAT deem it advisable and for the best interests of said Corporations that PICI be merged with and into PENSAT with PENSAT as the surviving Corporation as a wholly owned subsidiary of CDXX, and each such board has duly approved this Agreement and Plan of Merger (this "Plan").

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto have agreed and do hereby agree as follows:

1.    MERGER AND NAME OF  SURVIVING  CORPORATION.
At the Effective Date, as hereinafter defined, PICI shall be merged with and into PENSAT which is hereby designated as the "Surviving Corporation," as a wholly owned subsidiary of CDXX.


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2. TERMS AND  CONDITIONS OF MERGER.
     The terms and conditions of the merger are (in addition to those set forth elsewhere in this Plan) as follows:

     (a) The Constituent Corporations shall be a single corporation, which shall be PENSAT, INC., the Corporation designated herein as the Surviving Corporation.

     (b) The separate existence of PICI shall cease.

     (c) The Surviving Corporation shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each Constituent Corporation. All of the rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal, intellectual and mixed, and all debts due to either Constituent Corporation on whatever account, belonging to each Constituent Corporation shall be vested in the Surviving Corporation. All property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation just as they were of the respective Constituent Corporations. The title to any real estate vested by deed or otherwise in either Constituent Corporation shall not revert or be in any way impaired by reason of the merger. All rights of creditors and all liens upon any property of either Constituent Corporation shall be preserved unimpaired. All debts, liabilities and duties of the respective Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding pending by or against either Constituent Corporation shall be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding.

     (d) All corporate acts, plans, policies, contracts, approvals and authorizations of PENSAT and its stockholders, board of directors, committees elected or appointed by the board of directors, officers and agents, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to PENSAT.

     (e) The assets, liabilities, reserves and accounts of each Constituent Corporation shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of such Constituent Corporation subject to such adjustments as may be appropriate in giving effect to the merger.


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     (f) The board of directors  and the officers of PENSAT as of the  Effective
Date shall be the board of directors and officers of the Surviving Corporation.

3.    MANNER AND BASIS OF CONVERTING SHARES.
      -------------------------------------

     (a) All of the issued and outstanding shares of PICI Stock at the Effective Date shall be converted on a pro rata basis into an aggregate of 110,000,000 shares of the common stock of CDXX without any action on the part of the holder thereof. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of PICI Stock shall be entitled to receive a certificate or certificates representing the number of whole shares of CDXX Stock into or for which his shares have been converted or exchanged. No fractional shares of CDXX Stock shall be issued pursuant to the merger, and the aggregate number of shares of CDXX Stock to be issued pursuant to the merger shall be determined by rounding any fractional share to which any Stockholder of PICI may otherwise be entitled to the nearest whole share. Until surrendered, each outstanding certificate which prior to the Effective Date represented shares of PICI Stock shall for all purposes evidence the ownership of the shares of CDXX Stock into or for which such shares have been so converted or exchanged.

     (b) All shares of Stock into which shares of PICI Stock shall have been converted pursuant to this Plan shall be issued in full satisfaction of all rights pertaining to such converted shares. Any shareholder who has dissented to the Plan of Merger shall retain their rights under the laws of the State of Delaware, and the Surviving Corporation hereby agrees to comply in all respects with such laws with respect to such dissenting shareholders.

     (c) All of the issued and outstanding shares of PENSAT Stock and CDXX Stock at the Effective Date shall remain issued, outstanding and unchanged.

4. ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation of PENSAT as existing and constituted immediately prior to the Effective Date shall be and constitute the Articles of Incorporation of the Surviving Corporation until amended in the manner provided by law. The By-laws of PENSAT as existing and constituted immediately prior to the Effective Date shall be and constitute the By-laws of the Surviving Corporation until amended in the manner provided by law.



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5.  APPROVALS.  This Plan was approved by the  respective  Board of Directors of
each  Constituent   Corporation  on  January  19,  2001  and  submitted  to  the
shareholders  of  PICI  for  approval  as  provided  by  the  Delaware   General
Corporation Law. The shareholders of PICI approved the merger by the following percentages by class as follows:

CLASS OF STOCK                      PERCENTAGE APPROVING MERGER

Class A Common Stock                      85%
Class A Preferred Stock                   80%
Class B Preferred Stock                  100%

The shareholders of PENSAT approved this Plan unanimously on January 25, 2001.

6. EFFECTIVE DATE. The Merger shall become effective upon the filing of the Articles of Merger with the Delaware Secretary of State in accordance with the Delaware General Corporation Law, and with the Nevada Secretary of State in accordance with the Nevada Corporation Act. The date on which such merger shall become effective is herein called the "Effective Date."

7.    OTHER PROVISIONS WITH RESPECT TO MERGER.

     (a) This Plan may be terminated at any time prior to the Effective Date, whether before or after action thereon by the stockholders of the Constituent Corporations, by mutual consent of the Constituent Corporations, and CDXX expressed by action of their respective boards of directors.

     (b) For the convenience of the parties and to facilitate the filing and recording of this Plan, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

     (c) This Plan and the legal relations between the parties hereto shall be governed by and construed exclusively in accordance with the laws of the District of Columbia. Any matter arising out of this Plan shall be heard exclusively by a court of competent jurisdiction in the District of Columbia. This Plan cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.


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IN WITNESS  WHEREOF,  the parties have hereunto set their hands and seals on the date stated above.

CDX.COM INCORPORATED


By:___________________________


PENSAT INTERNATIONAL COMMUNICATIONS, INC.


By:__________________________


PENSAT, INC.


By:_________________________




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